Exhibit 10.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE  ACT, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES

CONVERTIBLE NOTE

ISSUED TO:	KAREN DALICANDRO (“Karen”) AND 2293046 ONTARIO INC. (“Karenco”)

ISSUED BY:                                           APEX SYSTEMS INTEGRATORS INC. (the “Purchaser”)

GUARANTEED BY:	DECISIONPOINT SYSTEMS, INC. (“DPS”)

AMOUNT:                                           $● (the “Principal”)

1.	PROMISE TO PAY

FOR VALUE RECEIVED, the Purchaser hereby promises to pay to the Vendors the Principal in lawful money of Canada in the manner hereinafter provided together with interest thereon which may from time to time be owing hereunder or pursuant hereto.

THE VENDORS, AND ANY PERMITTED ASSIGNEE BY ACCEPTANCE OF THIS NOTE, ACKNOWLEDGES AND AGREES THAT THE UNPAID AND UNCONVERTED PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL STATED ON THE FACE HEREOF RESULTING FROM A CONVERSION OF THIS NOTE IN WHOLE OR IN PART UNDER ARTICLE 9 OF THIS NOTE.

2.	PRINCIPAL REPAYMENTS

2.1                      Quarterly Instalment Payments

Subject to the provisions of this note (the “Note”), the Purchaser shall pay the Principal from time to time outstanding hereunder to the Vendors in eight (8) quarterly instalments, commencing on January 31, 2014 and continuing on the last day of each of April, July, October and January thereafter until October 31, 2015 (each, an “Instalment Date” and the last such Instalment Date being the “Maturity Date”), when the balance of Principal and interest owing in respect of this Note shall be paid in full.

2.2                      Amount of Quarterly Instalments

Each quarterly instalment of Principal shall be in an amount equal to the Principal balance outstanding on the Instalment Date (taking into account all repayments and prepayments of Principal made before such Instalment Date, Principal converted into DPS Shares before such Instalment Date and Principal to be converted into DPS Shares on such Instalment Date), divided by the number of quarterly instalments of Principal remaining including the Maturity Date.

For example, if the original Principal of this Note is $2,000,000, there has been no prepayment of Principal and no conversion of Principal into DPS Shares, each quarterly instalment will be $250,000 (i.e., $2,000,000/8).  If the quarterly instalments for January and April 2014 are paid and, on July 31, 2014, the Vendors convert $600,000 of Principal into DPS Shares, then the quarterly instalment due July 31, 2014 and thereafter would become $150,000 (i.e., ($2,000,000 – (2($250,000) + $600,000))/(8-2).

3.	INTEREST

Interest from and after August 1, 2013 shall be paid in arrears on the last day of January, April, July and October, commencing on January 31, 2014, and shall be calculated on the balance from time to time outstanding of the Principal, both before and after maturity, default or judgment, at the Interest Rate.

4.	DEFAULT

Upon the occurrence of a Default, the full unpaid balance of the Principal and all accrued and unpaid interest thereon at the Interest Rate, all fees hereunder and any and all Enforcement Costs shall, at the option of the Vendors, forthwith become due and payable.

5.	MONITORING FEE

The Purchaser shall pay the Vendors a monitoring fee of $10,000 monthly for each and every month and partial month during which a Default has occurred until cured.  This fee is payable monthly and is non-refundable.  This monitoring fee is liquidated damages, not a penalty, and represents a reasonable estimate of the Vendor’s damages should the Note be in Default or allowed to lapse in whole or in part.

6.	PREPAYMENT

The Purchaser may, at any time, prepay the outstanding aggregate Principal amount of this Note either in whole or in part without notice, bonus or penalty.

7.	WAIVER

Presentment for payment, demand, protest, notice of protest and notice of dishonour of this Note are hereby waived.

8.	RIGHT TO SET-OFF

Only following an arbitral award made under Article 7 of the Purchase Agreement and then only for the amount of such award, the Purchaser shall be entitled to set-off and deduct from the outstanding balance of this Note the aggregate amount of any Damages owed by the Vendors to the Purchaser.

9.	INTERPRETATION

9.1	Definitions

In this Note, capitalized terms used but not otherwise defined in this Note shall have the meanings set forth in the Purchase Agreement and, in addition, the following capitalized expressions shall have the following meanings:

(a)	“Alternative Consideration” has the meaning given to it in Section 10.9;

(b)
“Business Day” means a day on which banks are open for business in Toronto, Ontario, Canada and New York, New York, U.S. but does not include Saturday, Sunday and any other day which is a legal holiday in any such city;

(c)	“Conversion Date” has the meaning given to it in Section 10.1(a);

(d)	“Conversion Price” has the meaning given to it in Section 10.3;

(e)	“Default” means any one or more of the following:

(i)	non-payment of Principal or interest when due;

(ii)	a breach or non-observance or non-performance by the Purchaser, the Corporation or DPS of any term, covenant or condition of:

(A)	this Note;

(B)	the DPS Guarantee, the Apex Guarantee or the GSA, the Acknowledgement and Confirmation of Security;

(C)	the Purchase Agreement; or

(D)	the Employment Agreement,

and such breach, non-performance or non-observance continues unremedied for 10 Business Days after the Vendors notify the Purchaser and DPS in writing of such breach, non-performance or non-observance;

(iii)	non-payment of principal, interest or other amounts when due under the loan agreement dated June 4, 2012 between the Purchaser and Royal Bank of Canada or there is a demand for payment thereunder;

(iv)
non-payment of principal, interest or other amounts when due under the loan agreement dated June 4, 2012 from BDC Capital Inc., a wholly-owned subsidiary of Business Development Bank of Canada to the Purchaser, or there is a demand for payment thereunder;

(v)	the Purchaser or the Corporation is unable to pay its liabilities as they become due;

(vi)
the Purchaser or the Corporation attempts to grant or grants a lien, mortgage, security interest or other encumbrance over the assets of the Purchaser or the Corporation to any Person which claims security in priority to or in advance of this Note, other than:

(A)
the security interest granted by DPS and the Corporation to each of the Royal Bank of Canada and BDC Capital Inc. for initial amounts advanced to fund the transactions contemplated by the Purchase Agreement; and

(B)
the security interest granted by DPS and the Corporation to a single lender who provides short term limited bulge facility not to exceed $750,000 to DPS solely for the purpose of equipment or inventory purchases provided the terms of the loan require immediate repayment by DPS upon receipt of payment from applicable Customer;

(C)	equipment leases entered into in the normal course of business of the Corporation

(vii)	the Purchaser or the Corporation makes a general assignment for the benefit of creditors or files for bankruptcy;

(viii)
any order is made for the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequester, receiver or any other officer with similar powers be appointed in respect of the Purchaser or the Corporation unless such action is being contested by the Purchaser or the Corporation diligently and in good faith;

(ix)	either one or both of the Purchaser or the Corporation is declared bankrupt; or

(x)	there exists a voluntary or involuntary cessation of the business of the Corporation;

(f)	“DPS Share Delivery Date” has the meaning given to it in Section 10.4;

(g)
“Enforcement Costs” means costs and expenses (including all legal costs calculated on a substantial indemnity basis) paid or incurred by the Vendors in connection with the collection or enforcement of this Note by the Vendors;

(h)	“Fundamental Transaction” has the meaning given to it in Section 10.9;

(i)	“Instalment Date” has the meaning given to it in Section 2.1;

(j)	“Interest Rate” means:

(i)	9% per annum, calculated annually before November 1, 2014;

(ii)	11% per annum, calculated annually after October 31, 2014;

(iii)
except, however, that, if, during the term of this Note, DPS raises Net Equity Capital in an amount greater than $5,000,000 and this Note is not repaid in full within 30 days from the date that DPS receives such Net Equity Capital, the interest rate otherwise provided herein shall be 15% per annum from the end of such 30-day period to the first anniversary thereof and 20% per annum thereafter to the date of payment in full;

(iv)	at a rate of 8% per annum calculated annually above the Interest Rate set out in (i), (ii) above shall accrue on any amount that is overdue; and

(v)
neither increase of the Interest Rate as set out in (iii) or (iv) above shall be a penalty but liquidated damages and represents a reasonable estimate of the Vendor’s damages should the Note be in Default or allowed to lapse in whole or in part.

(k)	“Maturity Date” has the meaning given to it in Section 2.1;

(l)
“Net Equity Capital” means all cumulative proceeds from the issuance of any shares of common stock or preferred stock of any series in the capital of DPS or any warrants to acquire such stock or any combination thereof (other than pursuant to the exercise of conversion rights under this Note or the issuance of shares of common stock or preferred stock of any series in the capital of DPS, or any warrants to acquire such stock, in exchange for shares or stock of a Person acquired by DPS, or an Affiliate thereof, or in exchange for property other than cash purchased by DPS or an Affiliate thereof), less any expenses incurred in such issuance including, without limitation, all fees, commissions and charges of underwriters, brokers, investment bankers, lawyers, accountants and other professionals and any filing fees, printing costs or incremental listing fees;

(m)	“Note” has the meaning given to it in Section 2.1;

(n)	“Notice of Conversion” has the meaning given to it in Section 10.1(a);

(o)	“Purchase Agreement” means a share purchase agreement dated as of June 4, 2012 between the Purchaser, DPS, the Vendors and Donald Dalicandro “Don”; and

(p)	“Vendors” means, collectively, Karen and Karenco, and “Vendor” means any one of them.

9.2	Gender and Persons

Words importing the singular number only include the plural and vice versa.  Words importing gender shall include all genders.  Words importing persons include individuals, partnerships, corporations, trusts, unincorporated associations, joint ventures, government agencies and other entities.

9.3	Headings

The division of this Note into sections and the insertion of headings in this Note are for convenience of reference only and shall not affect the construction or interpretation of this Note.

9.4	Currency

Unless otherwise specified herein, all statements of or reference to dollar amounts in this Note shall mean the lawful currency of Canada.

10.	CONVERSION

10.1	Conversion Privileges

(a)
Subject to the provisions of this Section 10, this Note shall be convertible, in whole or in part, into DPS Shares on each Instalment Date (but not otherwise), at the option of the Vendors thereof.   The Vendors shall effect conversions by delivering to the Corporation the form of conversion notice provided by the Corporation (a “Notice of Conversion”).  For greater certainty, a Notice of Conversion can be given by the Vendors for all or any part of the Principal outstanding at any time of this Note. Each Notice of Conversion shall specify the Principal of this Note to be converted and the Instalment Date on which such conversion is to be effected, which date may not be prior to the date the Vendors deliver by facsimile such Notice of Conversion to the Purchaser and DPS (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Purchaser and DPS is delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  That part of any Principal converted into DPS Shares or paid in accordance with the terms hereof shall be deemed to be satisfied and permanently extinguished upon receipt of the Vendors of the share certificate or certificates issued under Section 10.4 hereof.

(b)	The Vendor may retract a Notice of Conversion by giving written Notice of same at any time prior to the Conversion Date and thereafter the Notice of Conversion will be of no further force and effect.

10.2	Limitations

The Vendors may deliver no more than one Notice of Conversion to the Purchaser and DPS in any calendar quarter, commencing on the day the 2013 EBITDA Earn-Out Amounts are finally determined under Section 2.6 of the Purchase Agreement.  No Notice of Conversion shall be in respect of a number of DPS Shares that is less than $250,000, divided by the Conversion Price.

10.3	Conversion Price

The conversion price for the Principal shall be the greater of:

(a)	the Canadian Dollar equivalent of the Market Price for each DPS Share as determined under Section 2.7(1) of the Purchase Agreement; or

(b)           the Canadian Dollar equivalent of US$1.00

(the “Conversion Price”).

For purposes of this Note, any monetary conversion from United States dollars to Canadian Dollars shall be calculated using the applicable exchange rates posted on the website of the Bank of Canada (http://bank-banque-canada.ca) as of August 1, 2013.

10.4	Delivery of Certificate Upon Conversion

Not later than five (5) Trading Days after each Conversion Date (the “DPS Share Delivery Date”), DPS shall deliver, or cause to be delivered, to the Vendors a certificate or certificates which shall contain appropriate restrictive legends and trading restrictions representing the number of DPS Shares being acquired upon the conversion of Principal hereunder.

10.5	Reservation of Shares Issuable Upon Conversion

DPS will at all times reserve and keep available out of its authorized and unissued common shares for the sole purpose of issuance upon conversion of this Note, as herein provided, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the Vendors, not less than such aggregate number of DPS Shares as shall be issuable (taking into account the adjustments of Sections 10.8 through 10.11) upon the conversion of the entire outstanding Principal.  DPS covenants that all DPS Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

10.6	Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Principal hereunder.  As to any fraction of a share that the Vendors would otherwise be entitled to purchase upon such conversion, DPS shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole DPS Share.

10.7	Transfer Taxes

The issuance of certificates for DPS Shares on conversion of Principal hereunder shall be made without charge to the Vendors for any documentary stamp or similar Taxes that may be payable in respect of the issue or delivery of such certificates provided that DPS shall not be required to pay any Tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Vendors.

10.8	Stock Dividends and Shares Splits

If DPS, at any time while any Principal is outstanding:

(a)	pays a stock dividend or otherwise makes a distribution or distributions payable in DPS Shares on the DPS Shares;

(b)	subdivides outstanding DPS Shares into a larger number of shares;

(c)	combines (including by way of a reverse share split or share consolidation) outstanding DPS Shares into a smaller number of shares; or

(d)	issues, in the event of a reclassification of DPS Shares, any shares of any class or series in the capital stock of DPS,

then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of DPS Shares (excluding any unissued common shares of DPS) outstanding immediately before such event and of which the denominator shall be the number of DPS Shares, or, if Section 10.8(d) shall apply, reclassified shares of any class or series in the capital stock of DPS, outstanding immediately after such event.  Any adjustment made pursuant to this Section 10.8 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

10.9	Fundamental Transactions

If, at any time while any Principal is outstanding:

(a)	DPS effects any amalgamation or arrangement of DPS with or into another Person;

(b)	DPS effects any sale of all or substantially all of its assets in one transaction or a series of related transactions;

(c)
any tender offer or exchange offer (whether by DPS or another Person) is completed pursuant to which holders of DPS Shares are permitted to tender or exchange their shares for other securities, cash or property; or

(d)	DPS effects any reclassification of the DPS Shares or any compulsory share exchange pursuant to which the DPS Shares are effectively converted into or exchanged for other securities, cash or property,

           (in any such case, a “Fundamental Transaction”),

then, upon any subsequent conversion of Principal, the Vendors shall have the right to receive, for each DPS Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as the Vendors would have been entitled to receive upon the occurrence of such Fundamental Transaction if the Vendors had been, immediately prior to such Fundamental Transaction, the holder of one DPS Share (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one DPS Share in such Fundamental Transaction, and DPS shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of DPS Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Vendors shall be given the same choice as to the Alternate Consideration that the holders of DPS Shares receive upon any conversion of Principal hereunder following such Fundamental Transaction.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 10.9 and ensuring that this Note will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

10.10	Calculations

All calculations under this Section 10 shall be made to the nearest $0.01 or the nearest 1/100th of a DPS Share, as the case may be.  For purposes of this Section 10, the number of DPS Shares deemed to be issued and outstanding as of a given date shall be the number of DPS Shares (excluding any unissued shares of DPS) issued and outstanding on such date.

10.11	Adjustment to Conversion Price

Whenever the Conversion Price is adjusted pursuant to any provision of this Section 10, DPS shall promptly deliver to the Vendors a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

11.	GENERAL

11.1	Payments Generally

(a)	All payments to be made by the Purchaser hereunder (whether on account of interest, principal, fees or any other amount) shall be made in immediately available funds;

(b)
All payments shall be made not later than 2:00 p.m. local time on the payment date or due date to the Vendors at the Vendors address for service as set out in Section 10.7 hereof and all payments made after that time on the payment date or due date shall be deemed for the purposes of interest and fee calculations only to have been received by the Vendors on the next succeeding Business Day;

(c)	In the event that any payment hereunder would be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter;

(d)
 All payments to be made by the Vendors pursuant to this Note are to be “net” to the Vendors and are to be made without set-off, compensation or counterclaim, free and clear of and without deduction save and except as permitted in Section 8 of this Note.

11.2	Maximum Interest Rate

(a)
In the event that any provision of this Note would oblige the Purchaser to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Vendors of interest at a criminal rate ( as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Vendors of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows:

(i)	Firstly, by reducing the amount or rate of interest required to be paid under this Note; and

(ii)
Thereafter, by reducing any fees, commissions, premiums, lieu payments and other amounts payable by the Purchaser to the Vendors under this Note which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada);

(b)
If, notwithstanding the provisions of clause (a) of this Section 11.2 and after giving effect to all adjustments contemplated thereby, the Vendors shall have received an amount in excess of the maximum permitted by such clause, then such excess shall be applied by the Vendors to the reduction of the principal balance of the Loan and not to the payment of interest, fees, lieu payments and other amounts or if such excessive interest, fees, lieu payments or other amounts exceed or exceeds such principal balance, such excess shall be refunded to the Purchaser; and

(c)
Any amount or rate of interest referred to in this Section 11.2 shall be determined in accordance with generally accepted actuarial practices and principles at any effective annual rate of interest over the term of this Note on the assumption that any charges, fees, expenses or other amounts that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Note and, in the event of dispute, a certificate of Fellow of the Canadian Institute of Actuaries appointed by the Vendors shall be conclusive for the purposes of such determination.

11.3	Enurement

The Vendors may not assign any interest in this Note, in whole or in part, other than to Don without the prior written consent of the Purchaser and DPS.  This Note shall be binding upon the Purchaser and its successors and assigns and shall enure to the benefit of the Vendors and their respective heirs, personal representatives, successors and permitted assigns. This Note is not a negotiable instrument or promissory note within the meaning of the Bills of Exchange Act (Canada).

11.4	Governing Law

This Note shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.5	Submission to Jurisdiction

Without prejudice to the ability of the Vendors to enforce this Note in any other proper jurisdiction, the Purchaser irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of Ontario to determine all issues, whether at law or in equity, arising from this Note.

11.6	Invalidity

Any provision of this Note prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms hereof or thereof, and no such invalidity shall affect the obligation of the Purchaser to repay to the Vendors the Principal amount at the time outstanding hereunder.

11.7	Time of Essence

Time is of the essence of all obligations under this Note.

11.8	Assignment

The Vendors may assign their rights under this Note in whole or in part to Donald Dalicandro, at any time, upon giving the Purchaser and DPS notice thereof. The Purchaser and DPS may not assign their rights and obligations under this Note.

11.9	Notice Provisions

Unless otherwise specified, each notice required or permitted by the terms hereof to be given to the Purchaser or the Vendors must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by fax to such party as follows:

(a)	if to the Purchaser or DPS:

DecisionPoint Systems, Inc.
19655 Descartes
Foothill Ranch, California
USA
92610

Attention:                               Mr. Nicholas Toms, Chief Executive Officer
Fax number:                            949-215-9642

with a copy (which will not constitute notice) to:

McMillan LLP
Brookfield Place, 181 Bay Street
Suite 4400
Toronto, Ontario
M5J 2T3

Attention:                               Mr. Wayne D. Gray

Fax number.:                           416-865-7048

(b)	if to the Vendors:

3170 Harvester Road
Burlington, Ontario
L7N 3W8

Attention:                               Ms. Karen Dalicandro
Fax number:                            905-634-7271

304 Rossmore Blvd.

Burlington, Ontario

L7N 1R8

Attention:                      Don Dalicandro

E-mail:

Fax:

with a copy (which will not constitute notice) to:

Gardiner Roberts LLP
Scotia Plaza, 40 King Street West
Suite 3100
Toronto, Ontario
M5H 3Y2

Attention:                               Mr. Robert J. Picard
Fax number:                            416-865-6636

or to any other address, fax number or person that the respective party hereto designates.  Any notice, if delivered personally or by courier, will be deemed to have been given when actually received, if transmitted by fax on a Business Day, will be deemed to have been given on the next Business Day.

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IN WITNESS WHEREOF, the Purchaser and DPS have executed this Note as of the 1st day of August, 2013.

APEX SYSTEMS INTEGRATORS INC.
By:
Name:
Title:

DECISIONPOINT SYSTEMS, INC.
By:
Name:
Title: